Exhibit 99.1

FactSet Reports Strong Earnings Growth in First Quarter 2018	Contact: Rima Hyder FactSet 857.265.7523

Issues annual guidance for fiscal 2018

NORWALK, Conn., December 19, 2017 - FactSet (the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced its results for the first quarter ended November 30, 2017.

First Quarter 2018 Highlights

●

Revenues increased 14.3% or $41.1 million to $329.1 million compared with $288.1 million for the same period in fiscal 2017. Organic revenues grew 5.8% to $304.3 million during the first quarter of 2018 from the prior year period.

●

Operating margin decreased to 27.1% compared to 31.4% in the prior year period. The decrease in operating margin is primarily related to $7.1 million in restructuring actions initiated by the Company. Adjusted operating margin decreased to 31.7% compared with 33.0% in the prior year period.

●

Diluted earnings per share (“EPS”) increased to $1.77 compared with $1.66 for the same period in fiscal 2017. Adjusted diluted EPS for the first quarter rose 16.6% to $2.04 compared with $1.75 in the prior period. Adjusted diluted EPS for the first quarter of 2018 included a $0.09 impact from the adoption of an accounting standard update, which impacted the Company’s accounting for employee share-based payment transactions.

●

Annual Subscription Value (“ASV”) increased to $1.32 billion at November 30, 2017 compared with prior year ASV of $1.17 billion. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency increased 5.1%.

●

The Company’s effective tax rate for the first quarter was 18.3%, as compared to 25.9% a year ago primarily due to the aforementioned accounting standard update and income tax benefits related to settlements with taxing authorities. Excluding income tax benefits, the current year annual effective tax rate was 24.9%, a decrease from 25.9% a year ago.

●

FactSet issued annual guidance for fiscal 2018 and discontinued quarterly guidance on a go forward basis. Organic ASV growth for fiscal 2018 is expected to be in the range of 4.9% to 6.5%. Please see “Business Outlook” section of this press release for detailed guidance metrics.

●	The Company plans to host an investor day on April 17, 2018 in New York City.

“We are making meaningful progress in integrating our new acquisitions and are excited about our expanding suite of workflow-based solutions. We enter fiscal year 2018 with strong earnings growth and we see positive ASV momentum in our second quarter,” said Phil Snow, FactSet CEO.

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended November 30,

(In thousands, except per share data)	2017	2016	Change

GAAP revenues	$329,141	$288,063	14.3%
Organic revenues	$304,267	$287,638	5.8%
Adjusted operating income	$105,121	$95,029	10.6%
Adjusted operating margin	31.7%	33.0%
Adjusted net income	$80,866	$70,073	15.4%
Adjusted diluted EPS	$2.04	$1.75	16.6%

 * See reconciliation of U.S. GAAP to adjusted metrics measures in the back of this press release

Maurizio Nicolelli, FactSet CFO added, “We are providing annual guidance for fiscal 2018 that is reflective of our healthy sales pipeline. We believe we have the sales strategy and products to achieve our ASV targets, increase earnings and return value to shareholders.”

Annual Subscription Value (ASV) and Segment Revenue

ASV was $1.32 billion at November 30, 2017, up 5.1% or $59.3 million organically from the prior year. ASV excludes professional services fees billed in the last 12 months, which are not subscription-based. Organic ASV, which excludes the effects of acquisitions, dispositions and foreign currency, increased $1.3 million over the last three months. ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients.

Buy-side and sell-side ASV growth rates for the first quarter of fiscal 2018 were 5.3% and 3.9%, respectively. Buy-side clients accounted for 84.2% of ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this earnings release.

ASV from U.S. operations was $824.9 million, increasing 7.8% over prior year of $765.3 million and 3.9% organically. U.S. revenues for the quarter were $208.8 million compared with $190.6 million. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the U.S. revenue growth rate was 4.8%. ASV from international operations was $495.0 million, increasing 22.2% over prior year of $405.1 million and 7.3% organically. International ASV now represents 37.5% of total ASV, up from 34.6% a year ago. International revenues were $120.4 million compared with $97.5 million from the first quarter of 2017. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency, the international revenue growth rate was 7.7%.

Operational Highlights – First Quarter of Fiscal 2018

●	Client count as of November 30, 2017 was 4,809, a net increase of 65 clients in the past three months. The count includes clients with ASV of $10,000 and above.

●	User count decreased 253 to 88,593 in the past three months primarily due to StreetAccount user cancellations. FactSet defines users as workstation and StreetAccount users.

●	Annual client retention was greater than 95% of ASV. When expressed as a percentage of clients, annual retention was 90%.

●	Employee count was 9,421 at November 30, 2017, up 8.1% in the past 12 months. Excluding workforces acquired in fiscal 2017, headcount increased 2.9% from a year ago.

●

Quarterly free cash flow was $55.2 million compared with $38.6 million a year ago. Net cash provided by operating activities for the first quarter was $61.1 million compared with $51.1 million for the first quarter of 2017.

●

Capital expenditures decreased to $5.9 million, compared with $12.5 million a year ago. Prior year capital expenditures were higher primarily due to the build out of new office space in Chicago and New York City.

●	A regular quarterly dividend of $21.9 million, or $0.56 per share, was paid on December 19, 2017, to common stockholders of record as of November 30, 2017.

●

FactSet enhanced its multi asset class risk offering, adding a linear factor risk model to its existing Monte Carlo offering to support clients looking to align their risk decomposition with variables used both to generate risk factor attribution and optimization.

●

FactSet won nine awards including Excellence in Asset Management and Servicing, Data and Technology at the CIO Industry Innovation Awards, Best Overall Technology Provider at the Buy-Side Technology Awards from Waters Technology and Data Vendor of the Year at the Risk.Net Market Technology Awards. Additionally, FactSet was ranked 21 on the RiskTech100® 2018, the flagship report of Chartis Research.

Share Repurchase Program

FactSet repurchased 164,920 shares for $30.9 million during the first quarter under the Company’s existing share repurchase program. Over the last 12 months, FactSet has returned $291 million to stockholders in the form of share repurchases and dividends, funded by cash generated from operations. As of November 30, 2017, $213.2 million remained for future share repurchases under the share repurchase program.

Business Outlook

Starting with the first quarter of fiscal 2018, the Company will provide annual guidance and discontinue quarterly guidance. The following forward-looking statements reflect FactSet’s expectations as of today’s date. Given the risk factors, uncertainties and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Fiscal 2018 Expectations:

●	Organic ASV is expected to increase in the range of $65 million and $85 million over fiscal 2017 implying a growth rate in the range of 4.9% to 6.5%.

●	GAAP Revenues are expected to be in the range of $1.34 billion and $1.36 billion.

●	GAAP operating margin is expected to be in the range of 28.5% and 30.0%. Adjusted operating margin is expected to be in the range of 31.0% and 32.5%.

●

The annual effective tax rate is expected to be in the range of 21.0% and 22.5%. This guidance incorporates the impact from an accounting standard update, which affects the accounting for employee share-based payment transactions, including income taxes and classification of excess tax benefits in the statement of cash flows. The projected tax rate range does not incorporate any impact from the pending U.S. corporate tax reform bill.

●

GAAP diluted EPS is expected to be in the range of $7.60 and $7.80. Adjusted diluted EPS is expected to be in the range of $8.25 and $8.45. The midpoint of the adjusted EPS range represents 14% growth over the prior year. Adjusted diluted EPS for the fiscal 2018 includes an estimated $0.26 impact from the aforementioned accounting standard update.

Both GAAP operating margin and GAAP diluted EPS guidance do not include the effects of any non-recurring benefits or charges that may arise in the next three quarters of fiscal 2018.

Investor Day

The Company plans to host an investor day on April 17, 2018, in New York City. Details about this event including how to register will be announced in early 2018.

Conference Call

The Company will host a conference call today, December 19, 2017 at 11:00 a.m. Eastern Time to discuss the first quarter results with investment professionals. The call will be webcast live at FactSet Investor Relations. The following information is provided for investors who would like to participate:

U.S. Participants:	833.231.8259
International Participants:	647.689.4104
Passcode:	6789898
Moderator:	Rima Hyder, Vice President, Investor Relations

An archived webcast with the accompanying slides will be available at investor.factset.com for one year after the conclusion of the live event. The earnings call transcript will also be available via FactSet CallStreet. An audio replay of this conference will also be available until December 26, 2017 via the following telephone numbers: 800.585.8367 in the U.S. and 416.621.4642 internationally using passcode 6789898.

Forward-looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, subscriptions, expected expenditures and financial results are forward-looking statements. Forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "should," "indicates," "continues," "subscriptions" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the current status of the global economy; the ability to integrate newly acquired companies and businesses; the stability of global securities markets; the ability to hire qualified personnel; the maintenance of the Company's leading technological position and reputation; the impact of global market trends on the Company's revenue growth rate and future results of operations; the negotiation of contract terms with corporate vendors, data suppliers and potential landlords; the retention of key clients; the continued employment of key personnel; the absence of U.S. or foreign governmental regulation restricting international business; and the sustainability of historical levels of profitability and growth rates in cash flow generation.

About Non-GAAP Financial Measures

Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted to report non-GAAP free cash flow that includes the cash cost for taxes and changes in working capital, less capital expenditures. FactSet uses this financial measure, both in presenting its results to stockholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet

FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior analytics, service, content, and technology to help more than 88,000 users see and seize opportunity sooner. We are committed to giving investment professionals the edge to outperform, with fresh perspectives, informed insights, and the industry-leading support of our dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly ranked as one of Fortune's 100 Best Companies to Work For and a Best Workplace in the United Kingdom and France.  Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow on Twitter: www.twitter.com/factset.

Consolidated Statements of Income (Unaudited)
	Three Months Ended November 30,

(In thousands, except per share data)	2017	2016

Revenues	$329,141	$288,063

Operating expenses
Cost of services	161,524	127,250
Selling, general and administrative	78,519	70,494
Total operating expenses	240,043	197,744

Operating income	89,098	90,319

Other expense

Interest expense, net of interest income	(2,919)	(499)
Total other expense	(2,919)	(499)

Income before income taxes	86,179	89,820

Provision for income taxes	15,800	23,237
Net income	$70,379	$66,583

Diluted earnings per common share	$1.77	$1.66

Diluted weighted average common shares	39,680	40,100

Consolidated Statements of Comprehensive Income (Unaudited)
	Three Months Ended November 30,
(In thousands)	2017	2016

Net income	$70,379	$66,583

Other comprehensive income (loss), net of tax
Net unrealized (loss) gain on cash flow hedges*	(476)	447
Foreign currency translation adjustments	8,466	(11,497)
Other comprehensive income (loss)	7,990	(11,050)
Comprehensive income	$78,369	$55,533

*For the three months ended November 30, 2017, the unrealized loss on cash flow hedges was net of tax benefits of $288. For the three months ended November 30, 2016 the unrealized gain on cash flow hedges was net of tax expense of $261.

Consolidated Balance Sheets (Unaudited)

	November 30,	August 31,
(In thousands)	2017	2017

ASSETS
Cash and cash equivalents	$221,933	$194,731
Investments	31,677	32,444
Accounts receivable, net of reserves	144,848	148,331
Prepaid taxes	—	7,076
Deferred taxes	—	2,668
Prepaid expenses and other current assets	28,554	24,126
Total current assets	427,012	409,376

Property, equipment, and leasehold improvements, net	98,731	100,454
Goodwill	712,476	707,560
Intangible assets, net	168,874	173,543
Deferred taxes	6,975	7,412
Other assets	16,534	14,970
Total Assets	$1,430,602	$1,413,315

LIABILITIES
Accounts payable and accrued expenses	$67,669	$59,214
Accrued compensation	20,658	61,083
Deferred fees	43,423	47,495
Taxes payable	7,948	9,112
Deferred taxes	—	2,382
Dividends payable	21,902	21,853
Total current liabilities	161,600	201,139
Deferred taxes	25,028	24,892
Deferred fees	4,713	3,921
Taxes payable	9,465	11,484
Long-term debt	574,666	575,000
Deferred rent and other non-current liabilities	36,913	37,188
Total Liabilities	$812,385	$853,624

STOCKHOLDERS’ EQUITY
Common stock	$521	$518
Additional paid-in capital	775,509	741,748
Treasury stock, at cost	(1,638,384)	(1,606,678)
Retained earnings	1,507,301	1,458,823
Accumulated other comprehensive loss	(26,730)	(34,720)
Total Stockholders’ Equity	618,217	559,691
Total Liabilities and Stockholders’ Equity	$1,430,602	$1,413,315

Consolidated Statements of Cash Flows (Unaudited)
(In thousands)	Three Months Ended November 30,

	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$70,379	$66,583
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	14,286	10,016
Stock-based compensation expense	7,481	6,385
Deferred income taxes	875	4,907
Loss on sale of assets	17	—
Tax benefits from share-based payment arrangements	—	(5,511)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	3,511	(9,985)
Accounts payable and accrued expenses	8,604	2,043
Accrued compensation	(40,384)	(34,261)
Deferred fees	(3,531)	(3,118)
Taxes payable, net of prepaid taxes	7,401	13,786
Prepaid expenses and other assets	(6,716)	(2,805)
Deferred rent and other non-current liabilities	(845)	3,225
Other working capital accounts, net	65	(152)
Net cash provided by operating activities	61,143	51,113

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	—	(71,689)
Purchases of investments	(6,942)	(16,700)
Proceeds from sales of investments	7,409	19,501
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(5,912)	(12,537)
Net cash used in investing activities	(5,445)	(81,425)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(21,682)	(19,867)
Repurchase of common stock	(31,706)	(84,860)
Proceeds from debt	—	65,000
Purchase of business	442	—
Proceeds from employee stock plans	22,132	16,685
Tax benefits from share-based payment arrangements	—	5,511
Net cash used in financing activities	(30,814)	(17,531)

Effect of exchange rate changes on cash and cash equivalents	2,318	(7,276)
Net increase (decrease) in cash and cash equivalents	27,202	(55,119)
Cash and cash equivalents at beginning of period	194,731	228,407
Cash and cash equivalents at end of period	$221,933	$173,288

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities have been adjusted below. FactSet uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended November 30,
(In thousands)	2017	2016	Change

GAAP Revenues	$329,141	$288,063	14.3%
Deferred revenue fair value adjustment (a)	2,719	—
Acquired revenues (b)	(26,975)	(425)
Currency impact (c)	(618)	—
Organic revenues	$304,267	$287,638	5.8%

(a)	The adjustment for the first quarter of fiscal 2018 relates to the deferred revenue fair value adjustments from purchase accounting.

(b)	Acquired revenues from acquisitions and divestitures completed within the last 12 months.

(c)	The impact from foreign currency movements over the past 12 months.

Operating Income, Margin, Net Income and Diluted EPS (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended November 30,
(In thousands, except per share data)	2017	2016	Change

GAAP Operating income	$89,098	$90,319	(1.4)%
Intangible asset amortization (a)	6,158	3,756
Deferred revenue fair value adjustment (b)	2,719	—
Other non-recurring items (c)	7,146	954
Adjusted operating income	$105,121	$95,029	10.6%
Adjusted operating margin (d)	31.7%	33.0%

GAAP Net income	$70,379	$66,583	5.7%
Intangible asset amortization (a)(e)	4,625	2,783
Deferred revenue fair value adjustment (b)(e)	2,042	—
Other non-recurring items (c)(e)	5,367	707
Income tax benefits (f)	(1,547)	—
Adjusted net income	$80,866	$70,073	15.4%

GAAP Diluted earnings per common share	$1.77	$1.66	6.6%
Intangible asset amortization (a)(e)	0.12	0.07
Deferred revenue fair value adjustment (b)(e)	0.05	—
Other non-recurring items (c)(e)	0.14	0.02
Income tax benefits (f)	(0.04)	—
Adjusted diluted earnings per common share (g)	$2.04	$1.75	16.6%
Weighted average common shares (Diluted)	39,680	40,100

(a)

GAAP operating income in the first quarter of fiscal 2018 was adjusted to exclude $6.2 million of pre-tax intangible asset amortization, which reduced net income by $4.6 million and diluted earnings per share by $0.12. GAAP operating income in the first quarter of fiscal 2017 was adjusted to exclude $3.8 million of pre-tax intangible asset amortization, which reduced net income by $2.8 million and diluted earnings per share by $0.07.

(b)	The adjustment for the first quarter of fiscal 2018 relates to the deferred revenue fair value adjustments from purchase accounting.

(c)

GAAP operating income in the first quarter of fiscal 2018 was adjusted to exclude $7.1 million of pre-tax expenses primarily related to restructuring actions initiated by the Company, which reduced net income by $5.4 million and diluted earnings per share by $0.14. GAAP operating income in the first quarter of fiscal 2017 was adjusted to exclude $1.0 million of pre-tax non-recurring items primarily related to legal matters, which reduced net income by $0.7 million and diluted earnings per share by $0.02.

(d)	Adjusted operating margin for the first quarter of fiscal 2018 is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.

(e)

For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 24.9% for fiscal 2018 and 25.9% for fiscal 2017.

(f)	Current year GAAP net income was adjusted to exclude $1.5 million or $0.04 per share of income tax benefits primarily from settlements with taxing authorities.

(g)	Adjusted diluted EPS for the first quarter of 2018 included a $0.09 impact from an accounting standard update, which impacted the accounting for employee share-based payment transactions.

Free Cash Flow (Details may not sum to total due to rounding)

(Unaudited)	Three Months Ended November 30,
(In thousands)	2017	2016	Change

Net cash provided by operating activities	$61,143	$51,113
Capital expenditures	(5,912)	(12,537)
Free cash flow	$55,231	$38,576	43.2%

Supplementary Schedules of Historical ASV by Client Type

The following table presents the percentages and growth rates of organic ASV by client type, excluding currency, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency.

	Q1’18	Q4’17	Q3’17	Q2’17	Q1’17	Q4’16
% of ASV from buy-side clients	84.2%	84.1%	84.4%	83.2%	83.0%	82.6%
% of ASV from sell-side clients	15.8%	15.9%	15.6%	16.8%	17.0%	17.4%

ASV Growth rate from buy-side clients	5.3%	5.9%	5.7%	6.8%	8.3%	9.0%
ASV Growth rate from sell-side clients	3.9%	4.6%	5.8%	4.9%	6.3%	7.6%
Total Organic ASV Growth Rate	5.1%	5.7%	5.7%	6.5%	7.9%	8.8%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.

(Details may not sum to total due to rounding)

(In millions)	Q1’18	Q1’17
As reported ASV (a)	$1,319.9	$1,170.4
Acquired ASV (b)	(88.1)	—
Professional services fees (c)	—	(5.5)
Currency impact (d)	(2.0)	5.6
Organic ASV total	$1,229.8	$1,170.5
Total Organic ASV Growth Rate	5.1%

(a)

Beginning with the fiscal third quarter of 2017, FactSet excluded professional services fees billed within the last 12 months, which are not subscription based. ASV at the end of the first quarter of 2018 excludes $17.4 million in professional services fees.

(b)	Acquired ASV from acquisitions completed within the last 12 months.

(c)	The organic ASV for the first quarter of fiscal 2017 was adjusted to exclude professional services fees.

(d)	The impact from foreign currency movements was excluded above to calculate total organic ASV.